UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 27, 2024

High Wire Networks, Inc.

(Exact name of registrant as specified in its charter)

Nevada	000-53461	81-5055489
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

30 North Lincoln Street Batavia, Illinois	60510
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (952) 974-4000

Not applicable.

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	HWNI	OTCQB

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

Asset Purchase Agreement

On June 27, 2024, HWN, Inc. (“HWN”), a wholly-owned subsidiary of High Wire Networks, Inc. (the “Company”), entered into an Asset Purchase Agreement (the “Asset Purchase Agreement”) with INNO4 LLC (the “Buyer”) pursuant to which the Buyer agreed to purchase certain assets of HWN (the “Assets”) related to the Company’s technology services business, for a base purchase price equal to $11,200,000, subject to adjustment as set forth in the Asset Purchase Agreement (as so adjusted, the “Purchase Price”). The closing of the transactions contemplated by the Asset Purchase Agreement (the “Closing”) occurred on June 27, 2024.

The Asset Purchase Agreement contains customary representations, warranties and covenants of the parties thereto. The representations and warranties of the respective parties to the Asset Purchase Agreement will generally survive the Closing for 36 months following the date of the Closing, provided that (i) certain fundamental representations and warranties of the respective parties to the Asset Purchase Agreement will survive for 72 months following the date of the Closing and (ii) representations and warranties related to taxes will survive the Closing until 60 days after the expiration of the applicable statute of limitations.

Pursuant to the Asset Purchase Agreement, HWN agreed to indemnify the Buyer and its representatives with respect to damages incurred by such persons with respect to any breach or inaccuracy of any representation or warranty of HWN contained in the Asset Purchase Agreement or any ancillary agreement, any failure of HWN to perform its obligations under the Asset Purchase Agreement or any ancillary agreement, damages incurred by the Buyer and its representatives with respect to certain excluded assets and excluded liabilities, including certain excluded taxes, and certain litigation matters. Conversely, pursuant to the Asset Purchase Agreement, the Buyer agreed to indemnify HWN and its representatives with respect to damages incurred by such persons with respect to any breach or inaccuracy of any representation or warranty of the Buyer contained in the Asset Purchase Agreement or any ancillary agreement, any failure of the Buyer to perform its obligations under the Asset Purchase Agreement or any ancillary agreement, and the operation of the Assets following the Closing. Subject to exceptions related to certain representations, no party has an obligation to make any payment for damages for indemnification or otherwise with respect to a breach of a representation or warranty under the Asset Purchase Agreement, until the total of all such damages with respect to such matters exceeds $75,000. Once the total of all such damages with respect to such matters exceeds $75,000, such party will be fully liable for all such damages, both below and above the threshold amount, up to a maximum amount equal to the Purchase Price. However, subject to certain exceptions, before seeking indemnification from HWN, the Buyer must first seek and exhaust all reasonably available remedies under a representation and warranty insurance policy until such time as the policy limit set forth in such representation and warranty insurance policy has been reached.

At the Closing, (i) $300,000 of the Purchase Price was deposited into an escrow account (the “Indemnification Escrow”) to satisfy HWN’s post-closing working capital adjustment obligations, if any, (ii) $75,000 of the Purchase Price was deposited into escrow (the “Working Capital Escrow”) to satisfy HWN’s post-closing indemnification obligations, if any, and (iii) $250,000 of the Purchase Price was deposited into escrow (the “Performance Revenue Escrow”). The Indemnification Escrow will be released to HWN 18 months following the Closing Date, less any amounts paid to the Buyer or its representatives to satisfy HWN’s indemnification obligations. The Working Capital Escrow will be released to HWN or the Buyer, as applicable, within five business days following the final determination of the Net Adjustment Amount (as defined in the Asset Purchase Agreement). In the event that the gross revenue of the technology services business pertaining to the Assets between July 1, 2024 and September 30, 2024 is greater than or equal to $3,756,675 (the “Performance Revenue Target”), the Performance Revenue Escrow will be released to HWN. In the event that the Performance Revenue is less than the Performance Revenue Target, but greater than or equal to $3,000,000, HWN and Buyer shall each receive 50% of the Performance Revenue Escrow. In the event that such gross revenue is less than the Performance Revenue Target, the Performance Revenue Escrow will be released to the Buyer.

The foregoing descriptions of the Asset Purchase Agreement does not purport to be complete and is qualified in its entirety by the full text of the Asset Purchase Agreement attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 8.01 Other Events.

On June 27, 2024, the Company issued a press release announcing the transactions contemplated by the Asset Purchase Agreement, a copy of which is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01 Financial Statement and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1	Asset Purchase Agreement dated June 27, 2024.
99.1	Press Release, dated June 27, 2024.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

High Wire Networks, Inc.

Date: June 27, 2024	By:	/s/ Mark Porter
	Name:	Mark Porter
	Title:	Chief Executive Officer

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